Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES FOURTH QUARTER AND

FISCAL YEAR 2005 EARNINGS INCREASE AND FEBRUARY SALES

Rochelle Park, New Jersey, March 2, 2006 - United Retail Group, Inc. (NASDAQ-NMS: “URGI”) today announced both preliminary and unaudited earnings for the fourth quarter and full year ended January 28, 2006, as well as sales for February 2006. The attached summary financial statements for the fourth quarter and the fiscal year are subject to final adjustment during the course of the audit.

Fourth Quarter

For the fourth quarter of fiscal 2005, net sales increased 11% to $119.4 million from $107.9 million in the comparable period last year. Comparable store sales increased 12% for the fourth quarter on top of an 8% increase in the prior year period.

Comparable store sales data does not include online (“Shop @ Home”) sales. Shop @ Home sales increased 137% for the fourth quarter.

Net income for the fourth quarter of 2005 was $21.3 million, or $1.54 per diluted share, compared with $0.7 million, or $0.05 per diluted share, in the fourth quarter of 2004.

George R. Remeta, Vice Chairman and Chief Administrative Officer, stated: “The net income for the fourth quarter of 2005 includes a benefit from income taxes of $16.9 million compared with $1.8 million in the prior year period, principally as a result of the reversal in the fourth quarter of fiscal 2005 of the valuation allowance related to deferred tax assets, net operating loss carryforwards and other tax attributes. Going forward, the Company is projecting a normal tax rate in the range of 37% to 40% of pretax earnings.”

Fiscal Year

For fiscal 2005, net sales increased 10% to $438.7 million from $399.3 million in the previous year. Comparable store sales increased 12% for the fiscal year on top of a 2% increase in the prior year.

Shop @ Home sales increased 120% for the fiscal year.

Net income for fiscal 2005 was $28.3 million, or $2.12 per diluted share, versus a net loss of $10.5 million, or $0.82 per share, in the previous year. Net income (loss) includes a benefit from income taxes of $16.8 million for fiscal 2005 and $2.0 million for the previous year.

Raphael Benaroya, Chairman, President and Chief Executive Officer, stated: “While I am pleased with the earnings surge this quarter and year, the qualitative aspects of the increase merit as much attention. First, there was a strong increase in customer transactions. Second, sales and margins improved over a broad range of product categories. Third, performance improved all across the country; in response, I believe, to the repositioning of our product assortment.”

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Mr. Benaroya added: “Online sales continued to grow at a fast pace during this quarter and year, principally from a greater number of active customers and a resulting increase in transactions.”

February 2006

Net sales decreased 2% to $29.3 million for February 2006 from $29.9 million for February 2005. Comparable store sales decreased 1% for the month versus a 13% increase in February 2005.

Shop @ Home sales increased 87% for the month.

Raphael Benaroya commented: “Excellent sales results in December and January resulted in Fall carryforward apparel inventory being down approximately 20% versus the beginning of February last year. As a result, sales of Fall carryforward merchandise during the month on a per store basis were down approximately 25% versus the prior February, while sales of new Spring merchandise were up about 5%. Also, during the month, sales were much stronger in the warmer weather zones compared with the remainder of the country versus last year. Although it’s early, this may be a good leading indicator for the new Spring assortments.”

Investor Conference Call

The Company invites investors to listen to a broadcast of the Company’s conference call to discuss fourth quarter results, as well as ongoing corporate developments. The call will be broadcast live at 11:30 a.m. (Eastern Time) today, and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until March 16, 2006. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 500 AVENUE® stores with 2,194,000 square feet of selling space, as well as the AVENUE.COM® website at http://www.avenue.com.

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The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following additional factors, among others, could also affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, overall economic conditions; the impact of increased competition; variations in weather patterns; uncertainties relating to execution of the Company’s product repositioning strategy; store lease expirations; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production and increases in fuel costs.

The reports filed by the Company with the Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

Further, the summary financial data contained in the above release should be viewed as preliminary and subject to final adjustment until the Company files its Annual Report on Form 10-K with the Securities and Exchange Commission.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta	Investor Relations:
	Vice Chairman and Chief Administrative Officer	Cara O’Brien/Lauren Levine Press: Melissa Merrill
	United Retail Group, Inc.	Financial Dynamics
	(201) 909-2110	(212) 850-5600

These numbers are unaudited and subject to final adjustment.

UNITED RETAIL GROUP, INC.

4TH QTR 2005

(000’S)

Consolidated Statements Of Operations	13 weeks ended			52 weeks ended
	(Unaudited)	(Unaudited)		(Unaudited)
	January 28,	January 29,	Percent	January 28,	January 29,	Percent
	2006	2005	+ or -	2006	2005	+ or -

Net sales	$119,444	$107,865	10.7%	$438,738	$399,250	9.9%
Cost of goods sold, including
buying and occupancy costs	89,478	83,279	7.4%	327,312	315,394	3.8%
Gross profit	29,966	24,586	21.9%	111,426	83,856	32.9%
General, administrative and store
operating expenses	25,492	25,453	0.2%	99,810	96,838	3.1%
Operating income (loss)	4,474	(867)	-	11,616	(12,982)	-
Interest income (1)	169	6	-	483	1,344	-
Interest expense	(173)	(210)	-	(652)	(870)	-
Income (loss) before income taxes	4,470	(1,071)	-	11,447	(12,508)	-
(Benefit from) provision for income taxes (2)(3)	(16,869)	(1,768)	-	(16,804)	(2,028)	-
Net income (loss)	$21,339	$697	-	$28,251	($10,480)	-

Weighted average shares outstanding:
Basic	13,281	12,658		12,958	12,749
Diluted	13,841	12,775		13,328	12,749

Net income (loss) per common share:
Basic	$1.61	$0.06		$2.18	($0.82)
Diluted	$1.54	$0.05		$2.12	($0.82)

(1) Includes for the fifty-two weeks ended January 29, 2005, interest income of $1.285 million related to an Internal Revenue Service settlement.

(2) Includes for the fifty-two weeks ended January 29, 2005, federal tax benefit of $0.350 million related to an Internal Revenue Service settlement.

(3) Includes the reversal of $22.6 million of the valuation allowance in the fourth quarter of fiscal 2005 related to deferred tax assets, net operating loss carryforwards and other tax attributes.

These numbers are unaudited and subject to final adjustment.

Consolidated Condensed	(Unaudited)
Balance Sheets	January 28,	January 29,
	2006	2005

Assets
Cash and cash equivalents	$32,268	$12,596
Inventory	50,275	49,503
Current deferred tax assets	9,350	-
Other	9,963	8,557
Total current assets	$101,856	$70,656

Property and equipment, net	66,791	79,026
Deferred compensation plan assets	4,086	3,473
Non-current deferred tax assets	9,473	-
Other assets	1,927	2,053

Total assets	$184,133	$155,208

Liabilities and Stockholders’ Equity
Current liabilities	$55,305	$54,320

Long-term distribution center financing	1,877	2,633
Long-term capital leases	-	1,735
Long-term debt	-	-
Deferred lease incentives	10,636	12,908
Deferred compensation plan liabilities	4,086	4,853
Other non-current liabilities	9,066	8,710
Stockholders’ equity (1)	103,163	70,049

Total liabilities and
stockholders’ equity	$184,133	$155,208

(1) In July 2004, paid-in capital increased $1.157 million relating to an Internal Revenue Service settlement.

At January 28, 2006, the borrowing capacity of the Company under the Financing Agreement with The CIT Group/Business Credit, Inc. (“CIT”) was $8.9 million, trade letters of credit for the account of the Company were outstanding in the amount of $24.5 million, standby letters of credit were outstanding in the amount of $6.1 million and no loan from CIT was outstanding. The Company’s balance sheet cash on hand was unrestricted.

These numbers are unaudited and subject to final adjustment.

Statistics	13 weeks ended		52 weeks ended

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Store Count	January 28,	January 29,	January 28,	January 29,
	2006	2005	2006	2005

Beginning of period	507	530	514	535
New	0	0	1	2
Closed	(7)	(16)	(15)	(23)
End of period	500	514	500	514

Selling Square Footage (000’s)

Beginning of period	2,219	2,309	2,249	2,327
New / Expansion	0	0	4	8
Closed	(25)	(60)	(59)	(86)
End of period	2,194	2,249	2,194	2,249

Average	2,217	2,301	2,227	2,311